Exhibit (h)(iii)(B)

EXECUTION

AMENDMENT

TO

TRANSFER AGENCY AND SERVICE AGREEMENT

This Amendment is effective as of August 4, 2025 (the “Effective Date”) by and between each Trust (hereinafter each a “Trust,” and collectively the “Trusts” as applicable) listed on Appendix A hereto (as such Appendix is amended from time to time) and THE BANK OF NEW YORK MELLON, a New York corporation authorized to do a banking business, having its principal office and place of business at 240 Greenwich Street, New York, New York, 10286 (the “Bank”).

RECITALS

WHEREAS, the Trust and the Bank are parties to that certain Transfer Agency and Service Agreement effective as of March 7, 2025 (the “Agreement”), pursuant to which the Trust has appointed the Bank as its transfer agent, dividend disbursing agent, and agent in connection with certain other activities with respect to shares of each of its series (each a “Series”); and

WHEREAS, the Trust and the Bank desire to amend the Agreement as set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows;

1. The Agreement is hereby amended as of the Effective Date by adding the following Series, each as a party to the Agreement:

Polen Focus Growth ETF

2. The Agreement is hereby amended as of the Effective Date by deleting Appendix A of the Agreement in its entirety and replacing it with Appendix A as attached hereto.

3. The Trust and the Bank hereby agree to be bound by all of the terms, provisions, covenants, and obligations set forth in the Agreement.

4. Except as specifically amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

5. Any capitalized terms not defined herein shall have their respective meanings as assigned in the Agreement.

6. The parties expressly agree that this Amendment may be executed in one or more counterparts and expressly agree that such execution may occur by manual signature on a physically delivered copy of this Amendment, by a manual signature on a copy of this Amendment transmitted by facsimile transmission, by a manual signature on a copy of this Amendment transmitted as an imaged document attached to an email, or by “Electronic Signature”, which is hereby defined to mean inserting an image, representation or symbol of a signature into an electronic copy of this Amendment by electronic, digital or other technological methods. Each counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed counterparts of this Amendment or of executed signature pages to counterparts of this Amendment, in either case by facsimile transmission or as an imaged document attached to an email transmission, shall constitute effective execution and delivery of this Amendment and may be used for all purposes in lieu of a manually executed and physically delivered copy of this Amendment.

7. This Amendment shall be governed by the laws of the State of New York, without regard to its principles of conflicts of laws.

[Signature page follows.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed as of the Effective Date by its duly authorized representative indicated below. An authorized representative, if executing this Amendment by Electronic Signature, affirms authorization to execute this Amendment by Electronic Signature and that the Electronic Signature represents an intent to enter into this Amendment and an agreement with its terms.

THE BANK OF NEW YORK MELLON		FUNDVANTAGE TRUST on behalf of each Series identified on Appendix A attached hereto

By:	/s/ Allison M. Gardner	By:	/s/ Joel Weiss
Name:	Allison M. Gardner	Name:	Joel Weiss
Title:	Senior Vice President	Title:	President
Date:	July 16, 2025	Date:	July 16, 2025

APPENDIX A

(Effective Date: August 4, 2025)

Trust	Series
FundVantage Trust	Polen Floating Rate Income ETF
Polen High Income ETF
Polen Focus Growth ETF

A-1